EXHIBIT 9(d)
                            FUND ACCOUNTING AGREEMENT
                            -------------------------


     AGREEMENT made this 1st day of October, 1993, between CFB MarketWatch Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 1900 East Dublin-Granville Road, Columbus, Ohio 43229, and THE WINSBURY SERVICE CORPORATION ("Winsbury"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 1900 East Dublin-Granville Road, Columbus, Ohio 43229.

     WHEREAS, the Trust desires that Winsbury perform certain fund accounting services for each investment portfolio of the Trust identified on Schedule A hereto, as such Schedule may be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

     WHEREAS, Winsbury is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          1.   Services as Fund Accountant.  Winsbury will keep and maintain the
               ---------------------------
following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

               (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

               (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

               (c) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

               (d) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

          In addition to the maintenance of the books and records specified above, Winsbury shall perform the following accounting services daily for each
Fund:




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               (a)  Calculate the net asset value per Share;

               (b) Calculate the dividend and capital gain distribution, if any;

               (c)  Calculate the yield;

               (d)  Reconcile cash movements with the Fund's custodian;

               (e) Affirm to the Fund's custodian all portfolio trades and cash movements;

               (f) Verify and reconcile with the Fund's custodian all daily trade activity;

               (g)  Provide the following reports:

                     (i) A current security position report;

                    (ii) A summary report of transactions and   pending
                         maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order); and

                   (iii) A current cash  position  report  (including cash
                         available from portfolio sales and maturities and sales of a Fund's Shares less cash needed for redemptions and settlement of portfolio purchases);

               (h) Such other similar services with respect to a Fund as may be reasonably requested by the Trust.

Winsbury shall perform the following accounting services for each Fund:

               (a) Obtain at least daily for variable net asset value funds and weekly for money market funds actual dealer quotations, prices from a pricing service, or matrix prices on all portfolio securities (including those with less than 60 days to maturity) in order to mark the entire portfolio to the market; and

               (b) Prepare an interim balance sheet, statement of income and expense, and statement of changes in net assets for the Fund as of each month-end.




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          2.   Subcontracting.  Winsbury may, at its expense, subcontract with
               --------------
any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Winsbury shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Winsbury shall be responsible, to the extent provided in
Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

          3.   Compensation.  The Trust shall pay Winsbury for the services to
               ------------
be provided by Winsbury under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto.

          4.   Reimbursement of Expenses.  In addition to paying Winsbury the
               -------------------------
fees described in Section 3 hereof, the Trust agrees to reimburse Winsbury for Winsbury's out-of-pocket expenses in providing services hereunder, including without limitation the following:

          (a) All freight and other delivery and bonding charges incurred by Winsbury in delivering materials to and from the Trust;

          (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Winsbury in communication with the Trust, the Trust's investment advisor or custodian, dealers or others as required for Winsbury to perform the services to be provided hereunder;

          (c)  Costs of pricing the portfolio securities of each Fund;

          (d) The cost of microfilm or microfiche of records or other materials; and

          (e) Any expenses Winsbury shall incur at the written direction of an officer of the Trust thereunto duly authorized.

          5.   Term, Duration and Termination.  This Agreement shall become
               ------------------------------
effective with respect to each Fund listed on Schedule A hereof as of the date first written above (or, if a particular Fund is not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to the Fund is executed) and unless sooner terminated as provided herein, shall continue with respect to a particular Fund until March 31, 1994. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to




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the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after termination for so long as Winsbury, with
      --------
the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Winsbury and unpaid by the Trust upon any termination shall be immediately due and payable upon and notwithstanding such termination. Winsbury shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of Winsbury's cash disbursements for services in connection with Winsbury's activities in effecting such termination, including without limitation the cost of the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination and after providing the Trust with its property, records, instruments and documents or one copy thereof, Winsbury will provide the Trust with reasonable access to or, for a reasonable duplicating fee, will provide the Trust with copies of, any Trust documents or records remaining in its Possession. Written notice not to renew may be given for any reason, with or without "cause" (as defined below). This Agreement is terminable with respect to a particular Fund through a failure to renew the Agreement at the end of a one-year term; upon mutual agreement of the parties hereto; or for "cause" (as defined below) by the party alleging "cause," in any case on not less than 60 days' prior written notice to the party against which termination is sought.

          For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties as contemplated herein.

          If Winsbury is replaced as Fund Accountant during a term of agreement for any reason other than mutual agreement or "cause" as defined above, then the Trust shall make a one-time cash




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payment, as liquidated damages, to Winsbury equal to the balance due Winsbury for the remainder of such term, assuming for purposes of calculation of the payment that the asset level of the Trust on the date Winsbury is replaced will remain constant for the balance of the contract term.

          6.   Standard of Care; Reliance on Records and Instructions;
               -------------------------------------------------------
Indemnification.  Winsbury shall use its best efforts to insure the accuracy of
---------------
all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Winsbury in the absence of bad faith, willful misfeasance, gross negligence or from reckless disregard by it of its obligations and duties. Each Fund agrees to indemnify and hold harmless Winsbury, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Winsbury's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Winsbury by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of Winsbury in cases of its own bad faith, willful misfeasance, gross negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Winsbury shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Winsbury.

          7.   Record Retention and Confidentiality.  Winsbury shall keep and
               ------------------------------------
maintain on behalf of the Trust all books and records which the Trust and Winsbury is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Winsbury further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

          8.   Uncontrollable Events.  Winsbury assumes no responsibility
               ---------------------
hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events




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beyond its reasonable control.

          9.   Reports.  Winsbury will furnish to the Trust and to  its properly
               -------
authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Winsbury, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than 60 days from the receipt of audited financial statements thereof. In the event that errors or discrepancies in the Trust's financial records, except such errors and discrepancies as may not reasonably be expected to be discoverer by the recipient within such 60-day period, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and Winsbury shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust. Subject to the foregoing, the investment adviser to the Trust (the "Adviser") has agreed to promptly review the reports identified in Sections 1(g)(i), (ii) and (iii) of this Agreement and to report any errors or discrepancies therein within three (3) business days from the receipt of such reports, to the Trust or its designee. Winsbury will perform reasonable corrections of any errors or discrepancies that are identified by the Adviser within a reasonable time following its receipt of such information from the Adviser or the Trust.

          10.  Rights of Ownership.  All computer programs and procedures
               -------------------
developed to perform services required to be provided by Winsbury under this Agreement are the property of Winsbury. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

          11.  Return of Records.  Winsbury may at its option at any time, and
               -----------------
shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Winsbury's files, records and documents created and maintained by Winsbury pursuant to this Agreement (or copies thereof which are needed by Winsbury in the performance of its services or for its legal protection). If not so turned over to the Trust, such documents and records will be retained by Winsbury for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.




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          12.  Representations of the Trust.   The Trust certifies to Winsbury
               ----------------------------
that: (1) as of the close of business on the date of commencement of operations, each Fund that is in existence as of such date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          13.  Representations of Winsbury.  Winsbury represents  and warrants
               ---------------------------
that: (1) the various procedures and systems which Winsbury has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Winsbury's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Winsbury and, when executed and delivered by Winsbury, will constitute a legal, valid and binding obligation of Winsbury, enforceable against Winsbury in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the fights and remedies of creditors and secured parties.

          14.  Insurance.  Winsbury shall notify the Trust should any of its
               ---------
insurance coverage be cancelled or reduced. Such notification shall include the date of change and the reasons therefor. Winsbury shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Winsbury under its insurance coverage.

          15.  Information to be Furnished by the Trust and Funds.  The Trust
               --------------------------------------------------
has furnished to Winsbury the following:

               (a) Copies of the Agreement and Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

               (b)  Copies of the following documents:

                    (i) The Trust's Code of Regulations and any amendments thereto;

                    (ii) Certified copies of resolutions of the Board of
                         Trustees covering the approval




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                         of this Agreement, authorization of a specified officer
                         of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Winsbury thereunder.

               (c) A list of all of the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Winsbury in all matters.

               (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

          16.  Information Furnished by Winsbury. Winsbury has furnished to the
               ---------------------------------
Trust the following:

               (a)  Winsbury's Articles of Incorporation.

               (b)  Winsbury's Bylaws and any amendments thereto.

               (c) Certified copies of actions of Winsbury covering the following matters:

                    (i) Approval of this Agreement, and authorization of a specified officer of Winsbury to execute and deliver this Agreement;

                    (ii) Authorization of Winsbury to act as fund accountant for the Trust and to provide accounting services for the Trust.

          17.  Amendments to Documents.  The Trust shall furnish Winsbury
               -----------------------
written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by Winsbury in providing the services agreed to hereunder or which amendment might affect the duties of Winsbury hereunder unless the Trust first obtains Winsbury's approval of such amendments or changes.

          18.  Compliance with Law.  Except for the obligations of  Winsbury set
               -------------------
forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and




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regulations of governmental authorities having jurisdiction.  Winsbury shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

          19.  Notices.  Any notice provided hereunder shall be sufficiently
               -------
given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 1900 East Dublin-Granville Road, Columbus, Ohio 43229, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

          20.  Headings.  Paragraph headings in this Agreement are included for
               --------
convenience only and are not to be used to construe or interpret this Agreement.

          21.  Assignment.  This Agreement and the rights and duties hereunder
               ----------
shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

          22.  Governing Law.  This Agreement shall be governed by and
               -------------
provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

          23.  Limitation of Liability of the Trustees and Shareholders.  The
               --------------------------------------------------------
names "CFB MarketWatch Funds" and "Trustees of CFB MarketWatch Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Agreement and Declaration of Trust dated as of June 4, 1992, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "CFB MarketWatch Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.




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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        CFB MARKETWATCH FUNDS
                                        By:/s/Lora L. Oberlander
                                           ----------------------------
                                           Lora L. Oberlander, President

                                        THE WINSBURY SERVICE CORPORATION
                                        By:/s/Kenneth B. Quintenz
                                           ----------------------------
                                           Kenneth B. Quintenz




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                                                         Dated:  October 1, 1993

                                   SCHEDULE A
                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                              CFB MARKETWATCH FUNDS
                                       AND
                        THE WINSBURY SERVICE CORPORATION

       NAME OF FUND
--------------------------

CFB MarketWatch Treasury Money Market Fund
CFB Marketwatch Short-Term Fixed Income Fund
CFB MarketWatch Intermediate Fixed Income Fund
CFB MarketWatch Virginia Municipal Bond Fund
CFB MarketWatch Equity Fund

                                        CFB MARKETWATCH FUNDS
                                        By:/s/Lora L. Oberlander
                                           ----------------------------
                                           Lora L. Oberlander, President

                                        THE WINSBURY SERVICE CORPORATION
                                        By:/s/Kenneth B. Quintenz
                                           ----------------------------
                                           Kenneth B. Quintenz




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                                                         Dated:  October 1, 1993

                                   SCHEDULE B
                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                              CFB MARKETWATCH FUNDS
                                       AND
                        THE WINSBURY SERVICE CORPORATION

                                      FEES
                                      ----

     Winsbury shall be entitled to receive a fee from the Virginia Municipal Bond Fund at the annual rate of four one-hundredths of one percent (.04%) of such Fund's average daily net assets plus Winsbury's reasonable out-of-pocket expenses incurred in the performance of its services as provided in Section 4 of the Fund Accounting Agreement to which this Schedule B is attached, with a minimum annual fee of $40,000.

     Winsbury shall be entitled to receive a fee from each other Fund at the annual rate of three one-hundredths of one percent (.03%) of each Fund's average daily net assets plus Winsbury's reasonable out-of-pocket expenses incurred in the performance of its services as provided in Section 4 of the Fund Accounting Agreement to which this Schedule B is attached, with a minimum annual fee of $30,000.

                                        CFB MARKETWATCH FUNDS
                                        By:/s/Lora L. Oberlander
                                           ----------------------------
                                           Lora L. Oberlander, President

                                        THE WINSBURY SERVICE CORPORATION
                                        By:/s/Kenneth B. Quintenz
                                           ----------------------------
                                           Kenneth B. Quintenz




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